SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of the Report:  April 13, 2007

Commission file number 0-16182

AXSYS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-1962029
(State or other jurisdiction of incorporation or organization)	I.R.S Employer Identification Number

175 Capital Boulevard, Suite 103
Rocky Hill, Connecticut	06067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 257-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Asset Purchase Agreement

On April 12, 2007, Axsys Technologies, Inc. (“Axsys”), its wholly owned subsidiary, Axsys Technologies IR Systems, Inc. (“Axsys IR”), Cineflex, LLC (“Cineflex”) and certain affiliates of Cineflex entered into an Asset Purchase Agreement (“Agreement”).  Pursuant to the terms of the Agreement, Axsys IR purchased substantially all of the assets of Cineflex on April 13, 2007.

Cineflex is a privately held manufacturer of high-precision gyro-stabilized aerial camera systems.

The initial purchase price paid by Axsys IR was $27.0 million in cash, which amount is subject to adjustment based on certain net working capital requirements. Pursuant to the terms of the Agreement, Cineflex is entitled to receive additional cash consideration to be paid upon the attainment of certain revenue targets fixed largely over the next 36 months.

Axsys announced the Cineflex acquisition in a press release on April 12, 2007. A copy of this press release is attached hereto as Exhibit 99.1.

Revolving Line of Credit

On April 11, 2007, in connection with the acquisition of substantially all of the assets of Cineflex, Axsys entered into a Master Reaffirmation and Amendment No. 3 to Loan Documents with Bank of America pursuant to which the maturity date of the commitments provided for in the Credit Agreement, dated as of May 2, 2005, by and among Axsys, its subsidiaries and Bank of America (as successor to Fleet National Bank), was extended to May 2, 2012 and the commitment amounts were increased from $15,000,000 to $40,000,000.

In connection with the acquisition, Axsys borrowed approximately $25,000,000 under the Credit Agreement to fund a portion of the purchase price.

Item 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the acquisistion of substantially all of the assets of Cineflex is incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit 99.1                                    Press release dated April 12, 2007, announcing the acquisition of substantially all of the assets of Cineflex, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  April 13, 2007

AXSYS TECHNOLOGIES, INC.
(Registrant)

By:	/s/ David A. Almeida
David A. Almeida
Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description
99.1	Press release dated April 12, 2007, announcing the acquisition of substantially all of the assets of Cineflex, LLC.